EXHIBIT 10.1

Certain identified information (shown as “Omitted”) in this exhibit has been excluded from this exhibit pursuant to Item 601(b)(10) of Regulation S-K since the excluded information is not material and would likely cause competitive harm to the Company if publicly disclosed.

MEMBERSHIP INTEREST PURCHASE AGREEMENT

AMONG

INNFLEX HOLDINGS, INC.

AND

(OMITTED)

Effective August 9, 2024

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (the “Agreement”), effective as of August 9, 2024, is by and among (Omitted) (“Buyer”), and InnFlex Holdings, Inc., a Colorado corporation and wholly-owned subsidiary of Flexible Solutions International, Inc., a Canada corporation (“Seller”). Buyer and Seller are each a “party” and are collectively the “Parties.”

RECITALS

A. Seller owns (beneficially and of record) fifty percent (50%) of the Membership interest in (Omitted), a Florida limited liability company (referred to herein as “(Omitted)” or “Company”).

B. (Omitted) owns (beneficially and of record) the remaining fifty percent (50%) of the Membership Interest in the Company.

C. Buyer wishes to acquire thirty and one-tenth percent (30.1%) of the Company from Seller on a cash free, debt free basis in exchange for a one-time payment of Two Million Dollars and No Cents ($2,000,000.00) as set forth herein.

AGREEMENTS

In consideration of the foregoing recitals and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For sake of clarity, Seller, Flexible Solutions International, Inc. and Nanochem Solutions, Inc. are Affiliates.

“Agreement” means this Membership Interest Purchase Agreement, including all Schedules, and any other documents delivered pursuant to this Agreement.

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“Buyer” shall have the meaning set forth in the preamble.

“Closing” means the execution of this Agreement and such other documents, and the performance of such other acts, as are necessary to effect the purchase and sale of the 50% Interest and the other transactions contemplated by this Agreement.

“Dollars” or “$” means the lawful currency of the United States.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Entity: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Matters” shall have the meaning set forth in Section 3.11.

“Governmental Entity” means any federal, state, local, municipal or foreign government, regulatory, self-regulatory, legislative or administrative body, or any agency, bureau, board, commission, court, department, tribunal or instrumentality thereof.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.

“Hazardous Materials” means any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws.

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“Indebtedness” of any Person shall mean, without duplication, (i) all obligations of such Person for money borrowed; (ii) all obligations of such Person evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (iii) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance, guarantee or similar credit transaction; and (iv) guarantees by such Person of any of the foregoing.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Entity.

“Liabilities” shall mean any and all debts, liabilities and obligations, of whatever kind or nature, primary or secondary, direct or indirect, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) assets, operations or financial condition of the Company, or (b) the ability of Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to: (i) any changes, conditions or effects in the United States or foreign economies or securities or financial markets in general; (ii) changes, conditions or effects that generally affect the industries in which the Company operates; (iii) any change, effect or circumstance resulting from an action required or permitted by this Agreement; or (iv) conditions caused by acts of terrorism or war.

“Membership Interest” means the collective rights of ownership of the Company, including the right to share of profits and losses of the Company, the right to receive distributions of the Company, and the right to vote or participate in management of the Company.

“Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its bylaws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

“Party” and “Parties” shall have the meanings set forth in the preamble of this Agreement.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Entities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Entity, unincorporated organization, trust, association or other entity.

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“Pre-Closing Tax Period” means any taxable period ending on or before the Closing.

“Seller” shall have the meaning set forth in the preamble.

“Supply Agreement” shall mean a certain Manufacturing Services and Supply Agreement effective August 9, 2024, by and between (Omitted) and Nanochem Solutions, Inc., an Affiliate of InnFlex.

“Tax” means any foreign, federal, state, county or local and other tax, assessment, charge, duty, fee, levy, impost or other similar charge imposed by a Governmental Entity, including all income, sales and use, excise, franchise, profits, capital gains, transfer, gross receipts, gross margins, capital stock, production, customs, real property transfer, service, occupation, employment, social security, unemployment, payroll, severance, alternative minimum, add-on, value-added, withholding or other tax, duty or assessment and including any interest, addition to tax or penalty on such amounts.

“Tax Return” means any return, report, declaration, information return, claim for refund, or similar document filed or required to be filed with any Tax authority with respect to Taxes and any amendments thereof.

“Transaction Documents” means this Agreement, the Admission Agreement, the Supply Agreement, the Second Amended and Restated Operating Agreement, and all other agreements and documents prepared by the parties to effect the Closing.

ARTICLE 2

PURCHASE AND SALE

2.01 Conveyance of Seller’s 30.1% Interest. Subject to and in accordance with the terms and conditions set forth in this Agreement, at Closing, Seller shall, transfer, convey, assign and deliver to Buyer, free and clear of any Encumbrance, a thirty and one-tenth percent (30.1%) ownership interest in the Company (Seller’s “30.1% Interest”) in exchange for Buyer’s payment of Two Million Dollars and No Cents ($2,000,000.00) (the “Purchase Price”).

2.02 Assets Acquired and Excluded. All of the assets of the Company shall remain with the Company except that at or immediately prior to closing, Seller shall cause the Company to (i) pay, or make arrangements for payment of, any and all Indebtedness and all payment obligations of the Company that are accrued or otherwise due and owing as for the Closing, and (ii) to distribute any remaining cash and cash equivalents, after payment of the amounts described in clause (i) of this Section 2.02, equally to Seller and Omitted.

2.03 Closing. The transaction contemplated by this Agreement shall take place by remote location coordinated from the offices of Seller’s attorneys on 9, 2024 at 3:30 p.m. C.S.T. (the “Closing”). Unless otherwise agreed to by the parties in writing, the execution of this Agreement shall constitute an express acknowledgment by all parties that all conditions to Closing have either been satisfied or waived.

2.04 Transactions to be Effected at the Closing. At the Closing, Buyer shall deliver (i) the Purchase Price to Seller as described in Section 2.02, (ii) all executed Transaction Documents, (iii) a fully executed Second Amended and Restated Operating Agreement effective August 9, 2024, (iv) a fully executed Supply Agreement; and (vi) such other documents and instruments as Seller or Buyer may reasonably request to better evidence or effectuate the transactions contemplated between the parties.

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ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer, that the statements contained in this Article 3 are (i) true and correct as of the Effective Date, and (ii) shall remain in full force and effect and shall survive until Closing. For purposes of this Article 3, “Seller’s knowledge,” “knowledge of Seller” and any similar phrases shall mean the actual or constructive knowledge of Seller, after due inquiry.

3.01 Capacity. Seller is legally competent to make these warranties and representations contained in Article III.

3.02 Organization and Authority of Seller. Seller is a corporation validly existing and in good standing under the laws of the State of Colorado. Seller has full power and authority to enter into this Agreement and all other documents related to this transaction (“Transaction Documents”) to which Seller is a party, to carry out Seller’s obligations under this Agreement, the Assignment, and all other Transaction Documents to which Seller is a party. The execution and delivery by Seller of this Agreement, the Assignment, and all other Transaction Documents have been duly authorized by all requisite action on the part of Seller. When this Agreement, the Assignment, and all other Transaction Documents to which Seller is or will be a party have been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party to these documents), this Agreement, the Assignment, and all other Transaction Documents will constitute the legal and binding obligations of Seller enforceable against Seller in accordance with their terms.

3.03 Ownership.

(a) Seller is, and immediately prior to Closing shall have, the sole ownership of all membership interests in the Company held by Seller, including Seller’s 30.1% Interest, free and clear of all Encumbrances. Seller does not owe any debt to the Company.

(b) Seller’s ownership Seller’s 30.1% Interest, is in compliance with the Organizational Documents of the Company, and there are no outstanding or authorized options, warrants, or other rights, agreements, arrangements or commitments of any kind relating to any of the membership interests in the Company or obligating Seller or the Company to issue or sell to any third party any membership interests, or any other interest, in the Company. Other than the Organizational Documents, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the membership interests in the Company.

3.04 No Subsidiaries. The Company does not own, or have, any interest in any other Person now or at any time since the organization of the Company.

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3.05 No Conflicts; No Consents.

(a) The execution, delivery and performance by Seller of this Agreement, the Assignment, and the other Transaction Documents, and the consummation of the transactions therein, do not and will not conflict with or result in a violation or breach of, or default under any provision of the Organizational Documents of Seller or the Company.

(b) The execution, delivery and performance by Seller of this Agreement, the Assignment, and the other Transaction Documents, and the consummation of the transactions therein, do not and will not (a) require the consent, notice or other action by any Person not a party to this Agreement, the Assignment or the Other Transaction Documents, and (b) result in the creation or imposition of any Encumbrance.

3.06 No Pending Litigation or Defaults.

(a) There are no Actions pending or threatened against or by Seller or the Company, or their respective Affiliates, which could affect or do affect (i) any assets of the Company, or (ii) seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. Further, Seller has no knowledge of any event that has occurred or circumstances that exist which may give rise to, or serve as a basis for, any such Action.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.

(c) The Company is in compliance with all Laws (including Environmental Laws, Laws relating to Taxes and Laws relating to employment, employee benefits, labor matters, and import/export laws and regulations) applicable to the Company.

(d) The Company is not in default under or in violation of, and the execution and delivery of the Agreement and the consummation of the transactions contemplated hereby will not result in a default by the Company under, or a violation of: (a) any mortgage, indenture, charter or bylaw provision, provision of any Company Plan, contract, agreement, lease, commitment or other instrument of any kind to which the Company are a party or by which the Company or any of its properties or assets may be bound or affected or (b) any law, rule or regulation applicable to the Company, or any court injunction, order or decree, or any valid and enforceable order of any governmental agency in effect having jurisdiction over the Company or any Company Plan, which default or violation could adversely affect the ability of Seller or the Company to consummate the transactions contemplated hereby or will have a Material Adverse Effect.

3.07 Proprietary Rights. To the knowledge of Seller, the Company has full and sufficient rights to use all trade names, brand names, trademarks, service marks and logos and to use and practice all technology, proprietary information, know-how or patented ideas, designs or inventions (collectively “Proprietary Rights”) necessary for the present operation of its businesses and the marketing, distribution, sale and use of the materials used and the products sold by the Company. To the knowledge of Seller, none of the ownership, access to, use or practice of the Proprietary Rights by the Company infringes on the rights of any other party, and all Proprietary Rights are valid and enforceable.

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3.08 (Omitted). As of Closing, the Company is in compliance with all obligations imposed on it pursuant to a certain License Agreement dated July 1, 2018, and as amended dated December (undated in original), 2018.

3.09 Books and Records. Seller has made and kept (and given Buyer or their agents access to) the books and records pertaining to the business of the Company (the “Books and Records”), which, in reasonable detail, accurately and fairly reflect, in all material respects, the activities, transactions and financial condition of the Company. At the Closing, all Books and Records will be in possession of the Company.

3.10 Environmental Matters.

(a) To the knowledge of Seller, the Company is in full compliance in all material respects with all federal, state, and local laws, ordinances, codes, rules, standards, regulations, and orders applicable or related to worker health and safety, labeling and hazardous substances, petroleum substances, drinking water, toxic substances, waste storage, treatment, transportation and disposal and groundwater and soil monitoring applicable or related to its business, as currently conducted and as conducted previously, and to its properties and assets (hereinafter collectively referred to as (“Environmental Matters”).

(b) To the knowledge of Seller, the Company has taken all actions reasonably necessary to permit the Company to remain in substantial compliance with all laws, ordinances, codes, rules, standards, regulations, and orders applicable to or related to Environmental Matters, as now in effect.

(c) To the knowledge of seller, there are no claimed violations or citations, nor any pending or threatened claims or complaints, relating to Environmental Matters.

(d) The Company has not received notification that they are a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), administrative proposals to list property owned or operated by Company on the National Priorities List under CERCLA, or the state-equivalent thereto, demand letters, notices of violations, or the like.

(e) To the knowledge of seller, no Hazardous Materials have been, directly or indirectly, disposed or, leaked, buried, or deposited in or on the ground or within the boundaries of Company’s plant in any manner which violated in any material respect any applicable laws relating to Environmental Matters.

(f) To the knowledge of seller, nothing other than permitted waste has been discharged into the sanitary waste disposal system of the properties owned or leased by Company.

(g) To the knowledge of seller, there are and have been no leaks or ruptures in any tanks located on or under the properties owned or leased by Company.

(h) To the knowledge of seller, there are no materials containing urea formaldehyde, asbestos, or polychlorinated biphenyls on or in the properties owned or leased by Company.

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3.11 Taxes. The Company has filed all requisite federal, state, local and other tax returns, information returns, declarations and reports for all fiscal periods ended on or before the Closing Date; and there are no claims (nor is there any matter pending which may result in a claim) against the Company for federal, state or local income, sales, use, franchise or other taxes for any period or periods prior to and including the Closing Date and no notice of any claim, whether pending or threatened, for taxes has been received which would create a lien on the Company’s assets or adversely affect the Company. The amounts shown as accruals for taxes on the Financial Statements are sufficient for the payment of all taxes of any kind or nature whatsoever for all fiscal periods ended on or before the date of the current balance sheet. The Company has not obtained any extensions of time in which to file any tax returns that have not yet been filed. The Company has not waived any statute of limitations with respect to federal, state, or local income, sales, use, franchise or other taxes or agreed to any extensions of time with respect to a tax assessment or deficiency, except for such waivers or extensions which, by their terms, have lapsed as of the date hereof.

3.12 Finder or Broker. There is no firm, corporation, agency, or other person that is entitled to a finder’s fee or any type of brokerage commission in relation to or in connection with the transactions contemplated by this Agreement as a result of any agreement or understanding with Seller or the Company, or any entity or person affiliated with Seller or the Company.

3.13 Other Disclosures. Seller further warrants, represents and affirms that:

(a) None of the Company’s customers or suppliers have canceled or substantially reduced, or are currently attempting or threatening to cancel or substantially reduce, service or products, as appropriate.

(b) the Company has complied with all contractual commitments and is not in default under any such contracts and agreements, and no notice of default has been received by the Company.

3.14 Full Disclosure. No representation or warranty by Seller in the Agreement, and no statement made or delivered by Seller to Buyer in or in connection with this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they are or were made, not misleading.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer warrants, represents and affirms to Seller the truth and accuracy of the following, as of the Closing Date:

4.01 Authority for Transaction. Buyer has full right, power, and authority to: (a) execute, deliver and perform this Agreement, and (b) consummate the transactions contemplated herein, and all necessary corporate action by Purchaser has been taken with respect thereto. This Agreement has been duly executed and delivered by Buyer, and it and its provisions constitute, legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms and conditions, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity). There are no claims, lawsuits, actions, arbitrations, administrative or other proceedings, governmental investigations, audits or inquiries pending or threatened against Buyer that limit, impair or otherwise affect, Buyer’s right or authority to enter into this Agreement or the performance by Buyer of its obligations hereunder.

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4.02 Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas.

4.03 Consents. No approval, consent, order or action of, or filing with, any court, administrative agency, governmental authority or other third party is required for the execution, delivery or performance by Buyer of this Agreement.

4.04 Defaults. Buyer is not in default under or in violation of; and the execution and delivery of the Agreement and the consummation of the transactions contemplated hereby will not result in a default by Buyer under or a violation of: (a) any mortgage, indenture, charter or bylaw provision, contract, agreement, lease, commitment or other instrument of any kind to which Buyer is a party or by which Buyer or any of its properties or assets may be bound or affected, or (b) any Law, rule or regulation applicable to Buyer or any court injunction, order or decree, or any valid and enforceable order of any governmental agency in effect having jurisdiction over Buyer, which default or violation could adversely affect the ability of Buyer to consummate the transactions contemplated hereby or will have a Material Adverse Effect.

4.05 Finder or Broker. There is no firm, corporation, agency, or other person that is entitled to a finder’s fee or any type of brokerage commission in relation to or in connection with the transactions contemplated by this Agreement as a result of any agreement or understanding with Buyer, or any entity or person affiliated with Purchaser.

4.06 Disclosure. No representation or warranty by Buyer in the Agreement or made or delivered to Seller in or in connection with the Agreement contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they are or were made, not misleading.

4.07 Financing and SBA Qualification. Buyer has or will have on the Closing Date sufficient funds to permit Buyer to consummate the transactions contemplated hereby and to satisfy all of the conditions to qualification imposed by the Small Business Administration (“SBA”). Buyer has no reason to believe that it cannot qualify under SBA Rules and Regulations to obtain financing from then SBA and enter into this Agreement.

4.08 Compliance with Laws. The execution, delivery and performance of this Agreement by Buyer does not, and will not: (i) violate any provision of the organization documents of Buyer; (ii) conflict with or violate any Law, judicial or administrative order, writ, award, judgment, injunction, decree or agreement to which Buyer is subject; or (iii) require Buyer to make any filing with, obtain any permit, consent, license or approval of, or give any notice to, any Governmental Authority except for the SBA.

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ARTICLE 5

COVENANTS

5.01 Conduct of Business Prior to the Closing.

(a) Seller shall cause the Company to conduct its business in the ordinary course consistent with past practices, and use reasonable best efforts to maintain and preserve intact the current organization and to preserve the rights, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. Without limiting the foregoing, Seller shall:

(1)	cause Company to preserve and maintain all of its Permits;

(2)	cause Company to pay its debts, Taxes and other obligations when due;

(3)	cause Company to maintain its assets in accordance with past practices;

(4)	cause the Company to continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(5)	cause the Company to perform all of its obligations under its material contracts;

(6)	cause the Company to maintain its books and records in accordance with past practice;

(7)	cause the Company to comply in all material respects with all applicable Laws;

(8)	cause the Company to not increase the compensation, bonus, commissions or fee arrangements payable or to become payable by the Company to its employees, except in the ordinary course of business;

(9)	cause the Company to not enter into, amend, modify or terminate any new or existing Material Contract (including, without limitation, agreements obligating the Company to pay capitalized expenses) other than in the ordinary course of business consistent with past practices;

(10)	cause the Company to not incur any additional Indebtedness or accrue any additional liabilities other than trade indebtedness incurred in the ordinary course of business consistent with past practices;

(11)	cause the Company to not acquire, lease or dispose of any equipment (other than in the ordinary course of business);

(12)	Not make any settlement of or compromise any Tax liability, change any Tax election or Tax method of accounting or make any new Tax election or adopt any new Tax method of accounting without the consent of Buyer, which consent shall not be unreasonably withheld or conditioned;

(13)	Not make any material changes to any the Company benefit plans or materially increase the Liabilities of the Company thereunder;

(14)	Except as provided in this Agreement, not make any distributions to the Seller from the Company.

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5.02 Windfall Profits from Sale (Omitted Intentionally)

5.03 Public Announcements. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), neither Buyer nor Company shall make any public announcements in respect of this Agreement or the contemplated transactions or otherwise communicate with any news media without the prior written consent of Seller or its parent company Flexible Solutions, International, Inc. (“FSI”) Buyer acknowledges, however, that Seller’s parent company is a public company and may be legally obligated to make certain public announcements from time to time regarding its businesses, including one or more announcements regarding the transactions contemplated by this Agreement. Accordingly, Buyer agrees that Seller or FSI shall be free to make such public announcements regarding the transactions contemplated by this Agreement at such time as Seller or FSI reasonably believes such announcements are required in order to comply with applicable federal and state securities laws.

5.04 Further Assurances. Following the Closing, each of the parties shall, and shall cause their respective Affiliates to, execute and deliver the additional documents, instruments, conveyances and assurances and take further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the transactions contemplated by this Agreement.

ARTICLE 6

TAX MATTERS

6.01 Tax Covenants. All Tax Returns of the Company due to have been filed through the date hereof in accordance with any applicable Law have been duly filed and are correct and complete in all material respects; (ii) all Taxes, deposits of Taxes or other payments relating to Taxes due and owing by the Company have been paid in full; (iii) there are not now any extensions of time in effect with respect to the dates on which any Tax Returns of the Company were or are due to be filed; (iv) all deficiencies asserted as a result of any examination of any Tax Returns of the Company have been paid in full, accrued on the books of the Company, as applicable, or finally settled, and no issue has been raised in any such examination which, by application of the same or similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined; (v) no claims have been asserted and no proposals or deficiencies for any Taxes of the Company are being asserted, proposed or, threatened, and no audit or investigation of any Tax Return of the Company is currently underway, pending or, threatened; (vi) no claim has ever been made by a Taxing authority in a jurisdiction in which the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction; (vii) the Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, equity holder or other third party; (viii) there are no outstanding waivers or agreements by or on behalf of the Company for the extension of time for the assessment of any Taxes or deficiency thereof, nor are there any requests for rulings, outstanding subpoenas or requests for information, notice of proposed reassessment of any property owned or leased by the Company or any other matter pending between the Company and any Taxing authority; (ix) there are no Liens against any assets or property of the Company for Taxes (other than Liens for Taxes which are not yet due and payable), nor are there any such Liens for Taxes which are pending or threatened; (x) the Company is not a party to any Tax allocation, sharing or indemnification agreement under which the Company will have any Liability after the Closing; (xi) the Company does not have any Liability for the Taxes of any Person (other than for itself) under U.S. Treasury Regulations Section 1.1502-6 (or any similar provision of Law), as a transferee or successor, by contract, or otherwise; and (xiii) the Company has at all times used proper accounting methods and periods in computing its Tax Liability.

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6.02 Tax Indemnification. Seller shall indemnify, defend and hold the Company and Buyer harmless for one half of all Taxes of the Company or relating to the business of the Company for all Pre-Closing Tax Periods.

6.03 Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Article VI shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

6.04 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Article VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days.

ARTICLE 7

INDEMNIFICATION

7.01 Seller’s Indemnification. Seller shall indemnify, hold harmless and defend each Buyer from and against any and all Damages (as hereinafter defined) that are incurred by the Buyer and arise out of or are based upon, in whole or in part:

(i)	the breach of any representation or warranty of Seller contained in this Agreement hereto;

(ii)	the failure by Seller to have paid all Taxes due or claimed to be due from it with respect to all Pre-Closing Tax Periods; or

(iii)	the failure by Seller perform or comply with any covenant, agreement or other obligation, contained in this Agreement;

“Damages,” as used in Section 7.01 shall mean all liabilities, damages, losses, Taxes, assessments, costs and expenses (excluding attorney’s fees and accountants’ fees and expenses) and any judgments or assessments, fines or penalties incurred by any Indemnified Party or parties, whether or not they have arisen from or were incurred in or as a result of any demand, claim, action, suit, assessment or other proceeding or any settlement or judgment, and whether sustained before or after the Effective Date. “Damages” shall not include incidental, consequential, or punitive damages.

(iv)	Buyer’s damages against Seller shall in no event exceed the amount of Buyer’s out of pocket payment to Seller.

7.02 Buyer’s Indemnification. Buyer shall indemnify, hold harmless and defend Seller and from and against any and all Damages that arise out of or are based upon, in whole or in part:

(i)	the breach of any representation or warranty of Buyer contained in this Agreement; or

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(ii)	the failure by Buyer to perform or comply with any covenant, agreement or other obligation, contained in this Agreement.

7.03 Indemnification Materiality Minimum. Notwithstanding any provision of this Agreement to the contrary, no party shall have any obligation to indemnify any other party that would otherwise be entitled to indemnification under Sections 7.01(a) or 7.01(b), unless the persons so entitled to indemnity thereunder have suffered Damages in an aggregate amount in excess of Five Thousand Dollars ($5,000) (the “Deductible”), and then only to the extent of such excess.

7.04 Indemnification Notice. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly notify the other party or parties from whom indemnity may be sought under this Article VII (the “Indemnifying Party”), of the claim and, when known, the facts constituting the basis for such claim; provided that the Indemnified Party’s failure to give such notice shall not affect any rights or remedies of such Indemnified Party hereunder with respect to indemnification for Damages except to the extent that the Indemnifying Party is materially prejudiced thereby. In the event of any claim for indemnification hereunder resulting from or in connection with any claim or legal proceeding by a third party, the notice to the Indemnifying Party shall specify, if known, the amount or any estimate of the amount of the liability arising therefrom. Neither the Indemnified Party nor any Indemnifying Party shall settle or compromise any claim by a third party for which the Indemnified Party is entitled to indemnification hereunder, without the prior written consent of the other party (which shall not be unreasonably withheld.

7.05 Resolution of Indemnification Obligations. Any dispute under Article VII shall be resolved according to Article IX.

7.06 Defense. Buyer shall, if it is the Indemnifying Party, and may, at its option, if it is the Indemnified Party and it so elects, (i) take control of the defense and investigation of any lawsuit or action, (ii) employ and engage attorneys of its own choice, if Seller is the Indemnifying Party, to handle and defend the same, at the Indemnifying Party’s cost, risk and expense; and (iii) compromise or settle such claim, which compromise or settlement shall be made only with the written consent of Seller, which shall not be unreasonably withheld.

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ARTICLE 8

MISCELLANEOUS

8.01 Expenses. Each party to this Agreement shall pay its own costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

8.02 Notices. All notices, requests, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given, if delivered in person or by certified mail, return-receipt requested, postage prepaid, or electronic mail, as follows:

(i)	If to Seller, addressed to:

Daniel O’Brien, Chief Executive Officer
Flexible Solutions International, Inc.
6001 54th Ave,
Taber, Alberta, Canada, T1G 1X4
dan@flexiblesolutions.com

With a copy to:
Jeffrey D. Corso
Cooney Corso & Moynihan, LLC
1311 Butterfield Road, Suite 308
Downers Grove, IL 60515
jcorso@ccvmlaw.com

(ii)	If to Buyer, addressed to:

(Omitted)

Any party may from time to time, by written notice to the other parties, designate a different address, which shall be substituted for the one specified above for such party. If any notice or other document is sent by certified or registered mail, return receipt requested, postage prepaid, properly addressed as aforementioned, the same shall be deemed served or delivered 72 hours after mailing thereof. If any notice is transmitted by electronic mail to a party, it will be deemed to have been delivered on the date the email is actually received, provided that an original or photocopy of the document sent is also mailed, postage prepaid, to the address then applicable to such party within 24 hours after such transmission.

8.03 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Schedules referred to in this Agreement shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

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8.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

8.05 Severability. If any term or provision of this Agreement is illegal, invalid or unenforceable in any jurisdiction, such illegality, invalidity or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable the term or provision in any other jurisdiction. Upon a determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the contemplated transactions are consummated as originally contemplated to the greatest extent possible.

8.06 Further Assurances. Each party shall execute and deliver, both before and after the Closing, such instruments and take such other actions as the other party or parties, as the case may be, may reasonably request in order to carry out the intent of this Agreement or to better evidence or effectuate the transactions contemplated herein.

8.07 Governing Law; Dispute Resolution. See Article IX.

8.08 Entire Agreement; Modification and Amendment. This Agreement, any Schedules hereto, and any Transaction Documents constitute the sole and entire agreement of the parties with respect to the subject matter contained in this Agreement, and supersede and extinguish all prior and contemporaneous agreements and understandings, representations and warranties, relating to the subject matter hereof. This Agreement may not be modified, amended or terminated except by written agreement specifically referring to this Agreement signed by the parties.

8.09 Waiver. No waiver by any party of any of the provisions of this Agreement shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by the written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver of this Agreement; nor shall any single or partial exercise of any right, remedy, power or privilege under this Agreement preclude any other or further exercise of this Agreement or the exercise of any other right, remedy, power or privilege.

8.10 Cumulative Remedies. No remedy made available hereunder by any of the provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

8.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

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8.12 No Third-party Beneficiaries. This Agreement is for the sole benefit of the parties to this Agreement and their respective successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.13 Benefit of Parties and Assignment. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns. This Agreement shall not be assignable by either party without the prior written consent of the other party.

ARTICLE 9

DISPUTE RESOLUTION

9.01 If a dispute arises from or relates to this contract or the breach thereof, and if the dispute cannot be settled through direct discussions, then any controversy or claim arising from or relating to this contract or the breach thereof shall be settled by arbitration of a single arbitrator administered by the American Arbitration Association under its applicable Procedures for Large, Complex Commercial Disputes, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The place of arbitration shall be in Tampa, Florida, and this agreement and any documents executed in connection therewith shall be governed by and construed in accordance with the laws of the State of Florida without regard to principles of conflicts of law. In making determinations regarding the scope of exchange of electronic information, the arbitrator(s) and the parties agree to be guided by The Sedona Principles, Third Edition: Best Practices, Recommendations & Principles for Addressing Electronic Document Production. Hearings will take place pursuant to the standard procedures of the Commercial Arbitration Rules that contemplate in person hearings. Each party to the arbitration shall be equally liable to pay the arbitrator and American Arbitration Association, before commencement of the arbitration, all fees and costs required by the American Arbitration Association. Further, each party shall be responsible for their own costs and fees including witness fees and attorneys’ fees. The award of the arbitrators shall be accompanied by a reasoned opinion. Except as may be required by law, neither a party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both parties. The parties agree that failure or refusal of a party to pay its required share of the deposits for arbitrator compensation or administrative charges shall constitute a waiver by that party to present evidence or cross-examine witness. In such event, the other party shall be required to present evidence and legal argument as the arbitrator(s) may require for the making of an award. Such waiver shall not allow for a default judgment against the non-paying party in the absence of evidence presented as provided for above. Notwithstanding any language to the contrary in the contract documents, the parties hereby agree: that the underlying award may be appealed pursuant to the AAA’s Optional Appellate Arbitration Rules (“Appellate Rules”); that the underlying award rendered by the arbitrator(s) shall, at a minimum, be a reasoned award; and that the underlying award shall not be considered final until after the time for filing the notice of appeal pursuant to the Appellate Rules has expired. Appeals must be initiated within thirty (30) days of receipt of an underlying award, as defined by Rule A-3 of the Appellate Rules, by filing a Notice of Appeal with the American Arbitration Association. Following the appeal process the decision rendered by the appeal tribunal may be entered in any court having jurisdiction thereof.

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IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be executed as of the date first written above.

(Omitted)

By:	(Omitted)

8/9/2024
Date

InnFlex Holdings, Inc.

/s/ Daniel O’Brien
By:	Daniel O’Brien, President

8/9/2024
Date

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